Exhibit 3.1(b)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

HECLA HOLDINGS INC.

Pursuant to Section 242(b)(1) of the General Corporation Law of Delaware, the undersigned duly authorized officers of Hecla Holdings Inc., a Delaware corporation (the “Corporation”), do hereby depose, certify and say that the following amendment to the Certificate of Incorporation of Hecla Holdings Inc. has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of Delaware:

ARTICLE I.

Name

The name of the Corporation shall be HECLA MINING COMPANY.

In accordance with Section 222 of the General Corporation Law, notice of a special meeting was sent to the sole shareholder of the Corporation on October 23, 2006. The sole shareholder of the Corporation waived notice of a special meeting and voted in favor of the amendment.

This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Hecla Holdings Inc. has caused this Certificate of Amendment to be executed, acknowledged, filed and recorded with the Secretary of State in the State of Delaware.

/s/ Philip C. Wolf	November 8, 2006
Philip C. Wolf Vice President	Date

STATE OF IDAHO	)
) ss.
County of Kootenai	)

On this 8th day of November 2006, before me, the undersigned, a Notary Public in and for the state of Idaho, personally appeared Philip C. Wolf, known or identified to me to be the Vice President of Hecla Holdings Inc., the officer who executed the instrument on behalf of said corporation, and acknowledged to me that such corporation executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my notarial seal the day and year in this certificate first above written.

Tami D. Hansen
Notary Public in and for the state of Idaho
Residing at Otis Orchards, Washington
My Commission Expires: 9/12/2009